Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, January 28, 2009	(302) 857-3292

DOVER MOTORSPORTS, INC.

DECLARES REGULAR QUARTERLY DIVIDEND

Dover Motorsports, Inc. (NYSE-Symbol: DVD) Board of Directors today declared a quarterly cash dividend on both classes of common stock of $.01 per share compared to $.015 per share in the prior quarter. The Company believes that adjusting the dividend is prudent given the current economic environment and will afford it greater financial flexibility moving forward. The dividend will be payable on March 10, 2009 to shareholders of record at the close of business on February 10, 2009.

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Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate four motorsports tracks in three states and promote motorsports events under the auspices of two of the premier sanctioning bodies in motorsports – NASCAR and NHRA. The Company owns and operates Dover International Speedway in Dover, Delaware; Gateway International Raceway near St. Louis, Missouri; Memphis Motorsports Park near Memphis, Tennessee; and Nashville Superspeedway near Nashville, Tennessee. For further information log on to www.dovermotorsports.com.